Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Long Term Incentive Plan of Kerr-McGee Corporation of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Kerr-McGee Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Kerr-McGee Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kerr-McGee Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

July 21, 2005